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                            CERTIFICATE OF CORRECTION
                     FILED TO CORRECT A CERTAIN ERROR IN THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               REGISTER.COM, INC.

          FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE ON

                                  MARCH 2, 2000


                  Register.com, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

First:                     The name of the corporation is Register.com, Inc.

Second: That the Amended and Restated Certificate of Incorporation (the "Certificate") was filed by the Secretary of State of Delaware on March 2, 2000, and that the Certificate requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

Third: The inaccuracy or defect of said Certificate to be corrected is the inadvertent typographical error found within the "Capital Stock" section of the Certificate. The error is in the amount of the total number of shares of stock which the Corporation shall have authority to issue. The specific error is found in ARTICLE IV under paragraph A. which provides: A. "The total number of shares of stock which the Corporation shall have authority to issue is two hundred million (205,000,000), consisting of five million (5,000,000) shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock"), and two hundred million (200,000,000) shares of Common Stock, par value $0.0001 per share (the "Common Stock").

Fourth: The Certificate is hereby corrected to reflect that the Corporation shall have authority to issue two hundred five million (205,000,000). The change shall be made in the "Capital Stock" section of the Certificate under ARTICLE IV paragraph A to delete the first sentence in its entirety and replace with the following: "The total number of shares of stock






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                           which the Corporation shall have authority to issue
                           is two hundred five million (205,000,000), consisting of five million (5,000,000) shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock"), and two hundred million (200,000,000) shares of Common Stock, par value $0.0001 per share (the "Common Stock")."

Fifth:

                  IN WITNESS WHEREOF, said Register.com, Inc. has caused this Certificate to be signed by the undersigned on this 6th day of March, 2000.






REGISTER.COM, INC.



By:  /s/ Jack S. Levy
     -----------------------
     Jack S. Levy, Secretary